Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pasithea Therapeutics Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (1)(2)	Common Stock, par value $0.0001 per share	Rule 457(c)	16,418,870	$0.33	$5,418,227.10	$0.0001102	$597.09
Total Offering Amounts							$597.09
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$597.09

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per unit for the secondary offering was determined pursuant to Rule 457(c) under the Securities Act based on the average high and low prices reported for the registrant’s common stock on May 5, 2023.